EXHIBIT 5

                       [Letterhead of The Otto Law Group]

May 31, 2005

Nannaco, Inc.
7235 North Creek Loop
Gig Harbor, WA  98335

      Re: Registration of Common Stock of Nannaco, Inc., a Texas corporation ("Nannaco").

Ladies and Gentlemen:

      For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 175,000,000 shares of common stock of Nanacco in connection with the Consulting Services Agreement(s), as amended, between Nannaco and Terry Byrnes of Bartholomew International Investment, LLC, Seth Elliot, Lou DiGiaimo, Jr., Bruce Arthur Hall and Bradford Van Siclen of Bartholomew International Investment, LLC, and the Engagement Agreement between Nannaco and The Otto Law Group, PLLC (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Nannaco's common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                        Very truly yours,

                                        THE OTTO LAW GROUP, PLLC

                                        /s/ The Otto Law Group, PLLC
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